Exhibit 99.1

CSPi Reports Continued Business Momentum and Profitability During Fiscal 2025 First Quarter; Services Revenue Grow 17% and Gross Margin Expands

Board Declares $0.03 per Share Quarterly Dividend

LOWELL, Mass., February 10, 2025 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the fiscal 2025 first quarter ended December 31, 2024. The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable March 10, 2025, to shareholders of record at the close of business on February 24, 2025.

Recent Achievements and Operating Highlights

●	Led by growth in cloud-base and recurring revenue sources, services revenue increased 17%.
●	Signed several new ARIA Zero Trust Protect (AZT PROTECT™) customers as the Company continues to make initial entry into high growth industries, including utility and wastewater treatment.
●	Maintained a robust balance sheet with approximately $30.7 million in cash and cash equivalents for the Company to implement near and long-term business initiatives to generate sustained growth and profitability.

"The team did an excellent job of continuing our fourth quarter marketplace momentum, which  resulted in a solid start to our fiscal 2025,” commented Victor Dellovo, Chief Executive Officer. “We reported increases in total and services revenue, expanded our gross margin and generated a quarterly net income of $0.05 per common share - diluted. The Technology Solutions (TS) business performed well throughout the quarter and generated operating income as the cloud-based business remained strong and the sales to cruise lines increased. Additionally, we signed several new customers for the AZT PROTECT™ offering and increased both the referenceable industries and customers as we continue to build our presence in the operational technology (OT) market and drive the High Performance Products (HPP) business. Our goal for the remainder of the year is to leverage the momentum, increase the recurring revenue base and scale up the AZT PROTECT™ business through our partnership with Rockwell Automation and other distributors.”

Fiscal 2025 First Quarter Results

Revenue for the fiscal 2025 first quarter ended December 31, 2024, increased 2% to $15.7 million compared to revenue of $15.4 million for the fiscal 2024 first quarter ended December 31, 2023. Services revenue represented $4.7 million of overall sales, rising 17% compared to the year-ago services revenue of $4.0 million. Gross profit for the three months ended December 31, 2024, increased 11% to $4.6 million compared to $4.1 million. Gross margin for the fiscal first quarter ended December 31, 2024, increased over 200 basis points to 29.1% of sales compared to 26.6% of sales for the year ago fiscal 2024 first quarter. This demonstrates the continued execution of the Company’s strategy to focus on higher margin offerings. Driven by the improved gross margin, interest income, and foreign exchange gain, the Company reported net income of $0.5 million, or $0.05 per diluted common share for the fiscal 2025 first quarter, compared to a net loss of $(73,000), or $(0.01) per diluted common share for the prior year fiscal first quarter.

The Company continued to maintain a robust balance sheet and as of December 31, 2024, had cash and cash equivalents of $30.7 million. The financial resources enhances the Company’s ability to pay a quarterly cash dividend while executing growth strategies, which include the continued rollout and market awareness activities of the AZT PROTECT™ product offering.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/52010. Individuals also may listen to the call via telephone, by dialing 973-528-0011 or 888-506-0062 and use the Participant

Exhibit 99.1

Access Code: 321679 when greeted by the live operator. A replay of the webcast will be available for approximately one year on the CSPi website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, projections or guidance concerning business performance, revenue, earnings, cash flow, the current economic environment, liquidity, strategic decisions and actions, and other financial and operational measures. Statements include our goal for the remainder of the year is to leverage the momentum, increase the recurring revenue base and scale up the AZT PROTECT™ business through our partnership with Rockwell Automation and other distributors and from our robust balance sheet generate sustained growth and profitability.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

SOURCE: CSP Inc.

CONTACT:

CSP Inc.
Gary Levine, 978-954-5040
Chief Financial Officer

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2024	September 30, 2024

Assets
Current assets:
Cash and cash equivalents	$30,654	$30,585
Accounts receivable, net	14,888	14,494
Financing receivables, net	2,478	4,384
Inventories	1,955	2,293
Other current assets	2,215	3,093
Total current assets	52,190	54,849
Financing receivables due after one year, net	2,641	2,922
Cash surrender value of life insurance	5,623	5,589
Other assets	7,069	6,076
Total assets	$67,523	$69,436

Liabilities and Shareholders’ Equity
Current liabilities	$16,558	$18,682
Pension and retirement plans	1,290	1,306
Other non-current liabilities	2,219	2,178
Shareholders’ equity	47,456	47,270
Total liabilities and shareholders’ equity	$67,523	$69,436

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31,	December 31,
	2024	2023
Sales:
Product	$11,015	$11,407
Services	4,655	3,968
Total sales	15,670	15,375

Cost of sales:
Product	9,119	9,228
Services	1,987	2,052
Total cost of sales	11,106	11,280

Gross profit	4,564	4,095

Operating expenses:
Engineering and development	786	700
Selling, general and administrative	4,132	3,738
Total operating expenses	4,918	4,438

Operating loss	(354)	(343)

Other income, net	711	283

Income (loss) before income taxes	357	(60)

Income tax (benefit) expense	(115)	13

Net income (loss)	$472	$(73)
Net income (loss) attributable to common shareholders	$438	$(73)

Net income (loss) per common share - basic	$0.05	$(0.01)
Weighted average shares outstanding – basic	9,124	8,864

Net income (loss) per common share - diluted	$0.05	$(0.01)
Weighted average shares outstanding net income - diluted	9,619	8,864